EXHIBIT 5.1
                                                                     -----------



                                                      January 7, 2002


Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

         RE:  BOSTON SCIENTIFIC CORPORATION
              RADIOTHERAPEUTICS CORPORATION 1994 STOCK INCENTIVE PLAN

Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission on or about January 7, 2002 (the "Registration Statement"), of 77,746 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of Boston Scientific Corporation, a Delaware corporation (the "Company"), which have been or will be issued upon exercise of stock options assumed by the Company (the "Assumed Options") in connection with the acquisition of all of the issued and outstanding capital stock of RadioTherapeutics Corporation ("RTC") pursuant to the terms of the Agreement and Plan of Merger, dated as of November 7, 2001, by and among the Company, RTC and UFO Merger Corp.

         The Assumed Options were originally granted to employees, consultants and directors under RTC's 1994 Stock Incentive Plan (the "RTC Plan") and are exercisable upon the same terms and conditions as provided in the RTC Plan, except that the Assumed Options are exercisable for shares of the Company's common stock and except to the extent the Assumed Options were otherwise changed or modified in connection with the acquisition of RTC.

         I have acted as counsel to the Company in connection with the foregoing registration of the Shares. I or attorneys in my office have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, certificates, memoranda and other documents as we have deemed necessary

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Boston Scientific Corporation
January 7, 2002
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or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me or by attorneys in my office as copies, the authenticity and completeness of all original documents reviewed by me or by attorneys in my office in original or copy form and the legal competence of each individual executing such documents. I have further assumed that all Assumed Options and shares granted under the RTC Plan were validly granted in accordance with the terms of the RTC Plan and that all Shares to be issued upon exercise of such options will be issued in accordance with such options and the RTC Plan.

         This opinion is limited solely to the Delaware General Corporation Law, as applied by the courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon the foregoing, I am of the opinion that, upon the issuance and delivery of the shares in accordance with the terms of such options and the RTC Plan, and as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

         I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ Lawrence J. Knopf
                                            -----------------------------------
                                            Lawrence J. Knopf
                                            Vice President, Assistant Secretary
                                            and Assistant General Counsel